EXHIBIT 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT, dated as of January 22, 2021 (this “Amendment”) to the Agreement and Plan of Merger (the “Agreement”), dated as of October 12, 2020, by and among Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (the “Company”) and Churchill Capital Corp II, a Delaware corporation (“Buyer” and, together with the Company, the “Parties”).

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 11.10 of the Agreement, the Parties desire to amend certain terms of the Agreement by entering into this Amendment.

NOW, THEREFORE, in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as set forth below:

Section 1.               Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement unless otherwise indicated.

Section 2.               Amendments to Agreement.

2.1  The defined term “Applicable Majority” set forth in Exhibit A attached to the Agreement is hereby amended and restated in its entirety as follows:

““Applicable Majority” means the affirmative vote, in each case assuming a quorum is present, of the holders of: in relation to the (i) Business Combination Proposals, a majority of the outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, (ii) the Share Issuance Proposal, the PIPE Issuance Proposals and the Incentive Plan Proposal, in each case, a majority of the votes cast by holders of shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, at the Special Meeting, (iii) First Charter Amendment Proposal and the Second Charter Amendment Proposal, in each case, (A) a majority of the outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class and (B) a majority of the outstanding shares of Buyer Class B Common Stock, voting separately as a single class and (iv) to the extent required by applicable Law or deemed advisable by the Buyer Board, the Director Election Proposal, a plurality of the votes cast by holders of shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, at the Special Meeting.”

Section 3.               Representations and Warranties.

3.1  The Company hereby represents and warrants to Buyer as follows: The execution and delivery by the Company of this Amendment has been duly authorized by all requisite action on the part of the Company. The execution, delivery and performance of this Amendment has been duly, validly authorized and approved by the Company Board. This Amendment has been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by Buyer, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Company Shareholder Approval is the only vote of the holders of any capital stock or other equity securities (if applicable) of the Company required to approve and adopt this Amendment and approve the transactions contemplated hereby.

3.2  Buyer hereby represents and warrants to the Company as follows: Buyer has all requisite corporate or entity power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance of this Amendment has been duly, validly and unanimously authorized and approved by the Buyer Board and, except for the Buyer Stockholder Approval, no other corporate or equivalent proceeding on the part of Buyer is necessary to authorize this Amendment or Buyer’s performance hereunder. This Amendment has been duly and validly executed and delivered by Buyer and, assuming due authorization and execution by each other party hereto and thereto, this Amendment constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.               General Provisions.

4.1  All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Agreement.

4.2  After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment, all references in the Disclosure Schedules to “the Agreement” shall refer to the Agreement as amended by this Amendment. All references in the Agreement or the Disclosure Schedules to “the date hereof”, “the date of this Agreement” or the “Agreement Date” shall refer to October 12, 2020.

4.3  This Amendment and the Agreement (including the Disclosure Schedules), the Confidentiality Agreements and the other Transaction Agreements (and all exhibits and schedules thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and Contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof

4.4  The provisions of Article XI (Miscellaneous) of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

THE COMPANY:

SOFTWARE LUXEMBOURG HOLDING S.A.

By:	/s/ Ronald W. Hovsepian
	Name:	Ronald W. Hovsepian
	Title:	Director – Authorized Signatory

BUYER:

CHURCHILL CAPITAL CORP II

By:	/s/ Peter Seibold
	Name:	Peter Seibold
	Title:	Chief Financial Officer

[Signature Page to Amendment to Merger Agreement]